Insider Trading and Tipping Policy

PURPOSE | SCOPE | DETAILS | DEFINITIONS | RESOURCES | REVISION HISTORY

Policy Owner        General Counsel and Corporate Secretary
Version        Effective March 1, 2024; Revised March 2024
Next Revision:        March 2025; one year from last revision

1.Purpose/Objective
1.1    The purpose of this policy is to require that all Officers, Directors, and employees of the Company comply with applicable laws and regulations relating to insider trading. Federal securities laws prohibit employees and others from buying or selling securities based on information that is not publicly available and that could affect the price of those securities.

2. Policy Scope

2.1    This policy applies to every Officer, Director, and Company employee, including employees of any Company subsidiary, division, business unit or facility, whether domestic or foreign, except to the extent this policy conflicts with any obligation of the Company under federal, state or local labor law.

3. Administration
3.1    The Board administers this policy.
3.2    Statement of Policy.
a.It is the policy of the Company that no Officer, Director, or employee of the Company or any of its subsidiaries may purchase or sell securities of the Company (other than pursuant to a Pre-Arranged Trading Program) when in possession of Material Non-Public Information. If Material Non-Public Information relating to the Company has not been available to the public for at least one (1) full trading day, Officers, Directors, and such employees are prohibited from trading in Company securities or directly or indirectly disclosing the Material Non-Public Information to any other persons that may trade in Company securities. In order to avoid even the appearance of illegal trading, all Officers and Directors (and any additional employees notified by the General Counsel from time to time) may purchase or sell Company securities only during a quarterly trading window, which shall commence on the second trading day after the release of quarterly earnings results to the public and shall cease fourteen (14) calendar days prior to the end of the then-current fiscal quarter; provided, however, that if the 14th calendar day falls on a day when markets are closed for trading, then the trading window shall cease as of the close of business on the immediately preceding trading day.
Notwithstanding the prior paragraph, if an Officer, Director or other employee of the Company has established a Pre-Arranged Trading Program, then the Officer, Director or other Company employee may sell or purchase Company securities while in possession of Material Non-Public Information or during other periods in which the Company has required or recommended the suspension of trading by Officers and Directors (and any additional employees notified by the General Counsel from time to time), so long as such sales or purchases are made pursuant to such Pre-Arranged Trading Program.
In addition, it is the policy of the Company that no Officer, Director, or employee of the Company or any of its subsidiaries who, in the course of working for the Company, has obtained any Material Non-Public Information relating to another company with which the Company has done or is doing business (including a customer or supplier of the Company), may buy or sell securities of such other company or engage in any other action to take advantage of, or pass on to others, that information until the information becomes public or is no longer material. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. The securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
3.3    Requirements and Illustrations.
a.Prohibition Against Trading on Material Non-Public Information. Any Officer, Director, or employee of the Company or any of its subsidiaries who is aware of Material Non-Public Information related to the Company or to any other company with which the Company does business, which has not yet been available to the public for at least one (1) full trading day, may not trade in securities of the Company (unless such trading is pursuant to a Pre-Arranged Trading Program) or directly or indirectly disclose such information to any other persons that may trade in such securities. If the released information is particularly complex or voluminous, a longer period of time may be appropriate.
b.Illustration – Access to Material Non-Public Information. Access to Material Non-Public Information may be experienced in circumstances like the following:

1.If an employee of the Company becomes aware of favorable or unfavorable financial results for the Company (or any other public company that could affect the price of the stock of such company).
2.If an employee becomes aware of a company’s potential acquisition before it is disclosed to the press.
3.If an employee becomes aware that a company is about to announce a new product, enter into or terminate a significant commercial contract or make a decision that could affect the price of the stock of a competitor or supplier.
4.If an employee becomes aware that a company is about to make an announcement that could affect the price of its stock.
c.No Trading Securities of Certain Other Companies. If the Company is involved in a significant acquisition, merger, joint venture or other such business transaction with another public company, whether or not the transaction has been announced, no Officer, Director, or employee of the Company or any of its subsidiaries who is aware of the transaction or

Page 2 of 7	The Mosaic Company

possible transaction, may purchase or sell any securities (whether common or preferred stock or derivative securities, such as options to buy or sell such stock)of the other public company until after the closing or termination of such transaction has been publicly announced.
d.No Trading By Officers or Directors in Securities Except During a Quarterly Trading Window. The Company’s announcement of quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. To avoid the appearance of trading on Material Non-Public Information relating to earnings, all Officers and Directors (and any additional employees of the Company or any of its subsidiaries notified by the General Counsel from time to time) may purchase or sell securities of the Company only during a quarterly “trading window” as described in Section 3.2(a) of this policy, unless the purchases or sales are pursuant to a Pre-Arranged Trading Program. Trading in these window periods will not relieve liability for trading on or tipping Material Non-Public Information or if such trading results in recoverable “short-swing profits”.
e.No Trading by Officers or Directors in Company Securities During a Pension Plan Blackout. In accordance with the Sarbanes-Oxley Act of 2002, Officers and Directors are prohibited from trading in Company’s equity securities when a substantial number of Company employees are unable to engage in transactions in Company equity securities through their individual pension plan accounts (including 401(k) plan or other retirement plan accounts) due to a pension plan blackout period. Such blackouts may occur for a variety of reasons and will be communicated to Officers and Directors and to Company employees in advance.
f.Notify the Company’s General Counsel Prior to any Transaction in Securities. Even though a quarterly trading window may be open, there are a number of other restrictions which may prohibit any trading by certain individuals, including trading restrictions relating to “short-swing” profits, trading restrictions relating to pension fund blackout periods and trading restrictions imposed because of confidential material transactions. To avoid any inadvertent violation of trading prohibitions, unless the purchases or sales are pursuant to a Pre-Arranged Trading Program, no Officer or Director may purchase or sell securities (including through the allocation of funds contributed to a pension or 401(k) plan) unless the Company’s General Counsel or, in his or her absence, the Company’s Chief Financial Officer, is advised at least two (2) business days in advance of such intent and approves the transaction.
g.Event-Specific Black-Out Periods. From time to time, an event may occur that is material to the Company and is known by only a few Directors or Officers. So long as the event remains material and nonpublic, Officers and Directors and such other persons as are designated by the General Counsel may not trade in the Company’s securities. The existence of an event-specific “black-out” will not be announced, other than to those who are aware of the event giving rise to the black-out. If, however, a person whose trades are subject to pre-clearance (as described above) requests permission to trade in the Company’s securities during an event-specific black-out, the General Counsel will inform the requester of the existence of a black-out period, without disclosing the reason for the black-out. Any person made aware of the existence of an event-specific black-out should not disclose the existence of the black-out to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific black-out will not relieve that person of the obligation not to trade while aware of the Material Non-Public Information. “Black-out” periods also include periods during which participants in a Company pension plan (such as a 401(k) plan or other retirement plan) are prohibited from engaging in transactions in Company equity securities through their pension plan accounts. Approved transactions should be completed within three (3) trading days of approval. All employees are encouraged to seek the advice of the General Counsel or, in his or her absence, the Company’s Chief Financial Officer, prior to effecting any transaction in securities of the Company during any “black-out period”.

Page 3 of 7	The Mosaic Company

h.Short-Swing Profits for Directors and Officers. Under federal law, “short-swing” profits belong to and are recoverable by the Company. The Company cannot waive its right to recover short-swing profits; if the Company fails or refuses to collect the profits, a shareholder may commence a lawsuit for collection on behalf of the Company. This federal law applies regardless of whether the Director or Officer was actually in possession of Material Non-Public Information. Lack of intent to trade on Material Non-Public Information is similarly irrelevant. Trades made through a Pre-Arranged Trading Program are not exempt from the short-swing profit rules.
Short-swing profits include any “profit” resulting from any combination of purchase and sale or sale and purchase of Company securities, including derivative securities, within six-months of each other. The highest sale price of any securities sold during the six month period will be matched against the lowest purchase price of any securities purchased during that period to determine if a short-swing profit exists. The order in which the purchase and sale occurred and the fact that they may have involved different shares in the Company are both irrelevant to whether a “profit” exists.
3.4 Special Requirements for Pre-Approved Trading Programs.
a.All Pre-Arranged Trading Programs must be reviewed and approved by the Company’s General Counsel prior to entering into or amending such Pre-Arranged Trading Program.
b.Officer, Directors, and employees may not adopt multiple Pre-Arranged Trading Programs without approval from the Company’s General Counsel.
c.Officers and Directors are prohibited from trading in Company securities pursuant to a newly adopted or amended Pre-Arranged Trading Program from the later of (i) 90 days after adoption or amendment of the Pre-Arranged Trading Program and (ii) two business days after the Company files its financial results for the fiscal quarter in which such Pre-Arranged Trading Program was adopted or modified,
d.Company employees that are not Officers or Directors are prohibited from trading in Company securities pursuant to a newly adopted or amended Pre-Arranged Trading Program for 30 days after adoption or amendment of the Pre-Arranged Trading Program.
e.Officers, Directors, and employees must promptly notify the Company’s General Counsel of any intention to modify or terminate a previously approved Pre-Arranged Trading Program.
3.5    Transactions Under Company Plans.
a.Stock Option Exercises. This policy does not apply to the exercise of an employee stock option paid for in cash, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or the payment of the exercise price with previously-owned shares.
b.Stock-Based Employee Benefit Plans; 401(k) Plan. This policy does not apply to purchases of Company stock in a stock-based employee benefit plan, including the Company’s 401(k) plan, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance out of the Company stock fund, (c)

Page 4 of 7	The Mosaic Company

an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
3.6    Additional Prohibited Transactions. The Company considers it improper and inappropriate for any Officer or Director to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Officers and Directors may not engage in any of the following transactions:
a.Short Sales. Federal law prohibits Directors and Officers from making Short Sales of Company securities. It is unlawful and improper for a Director or Officer to sell Company securities which he or she does not own.
b.Publicly Traded Options. A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Officer or Director is trading based on inside information. Transactions in publicly traded options also may focus the Officer’s or Director’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, of the Company, on an exchange or in any other organized market, are prohibited by this policy.
c.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation of stock. These transactions allow the Officer or Director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Officer or Director may no longer have the same objectives as the Company’s other stockholders. Therefore, Officers and Directors are prohibited from engaging in any such transactions.
3.7    Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of Material Non-Public Information or otherwise is not permitted to trade in Company’s securities, Directors, Officers and other employees of the Company or any of its subsidiaries are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
3.8    Tipping Information to Others. Officers, Directors, and employees are prohibited from communicating Material Non-Public Information on to others, including family members and friends. Penalties under federal securities laws apply whether or not the employee derives an economic benefit from another’s actions. The SEC has imposed substantial penalties on tippers even though they did not profit from their tippee’s trading.
3.9    Transaction by Family Members. The very same restrictions in this policy against purchasing or selling Company securities or securities of certain other public companies when in possession of Material Non-Public Information, or “tipping” information to others, apply to family members and any other individuals living in an Officer, Director, or employee’s household. Officers, Directors, and employees are expected to be responsible for the compliance of their immediate family and

Page 5 of 7	The Mosaic Company

personal household. Family members and any other individuals living in an Officer’s or Director’s household are required to comply with the preclearance procedures outlined in Section 3.3(f) of this policy prior to engaging in any transactions in Company securities.
3.10    Confidentiality of Information. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in shares of Company securities. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in performance of regular corporate duties.
This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to a designated Company spokesperson.
3.11    Post-Termination Transactions. This policy continues to apply to your transactions in Company securities even after you have terminated employment or terminated your position as a Director. If you are in possession of Material Non-Public Information when your employment or directorship terminates, you may not trade in Company securities until that information has become public or is no longer material.
3.12    This policy will be reviewed on a periodic basis by the Governance Committee to determine whether any modifications or revisions are required or appropriate.
4.    Related Policies/References
1.1Code of Business Conduct and Ethics

5.Definitions

5.1The following terms used in this policy have the following meanings:
a.“Company” means The Mosaic Company.
b.“Director” means a member of the Company’s Board of Directors.
c.“Material Non-Public Information” is any information about a company, or its business, not generally available to the public which a reasonable investor would consider important in deciding whether to buy, hold or sell any securities of a public company. In other words, any information that could reasonably affect the market price of a security is material information. The U.S. Securities and Exchange Commission and the courts have generally given a broad interpretation to what is considered “material information”.
Common examples of “material information” include:

▪Information about a transaction that will significantly affect the financial condition of a company;

▪Projections of future earnings or losses;

▪Monthly earnings results for a company of its subsidiaries;

Page 6 of 7	The Mosaic Company

▪News of a pending or proposed merger, acquisition or tender offer;

▪News of a significant sale of assets or the disposition of a subsidiary;

▪Dividend actions, the declaration of a stock split, or an offering of additional securities;

▪Changes in senior management;

▪Development of a significant new product or process;

▪Impending bankruptcy or financial liquidity problems;

▪The gain or loss of a substantial contract, customer or supplier; or

▪Important financing transactions.

The foregoing list is not exhaustive. Any information that might be considered significant to an investor may be considered “material.” Any questions as to what might be considered “material information” should be directed to the Company’s Law Department, who will provide guidance on the issue.
d.“Officer” means any person who is designated as an executive officer by the Company’s Board of Directors.
e.“Pre-Arranged Trading Program” means a trading program that (a) meets the requirements of Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, (b) was established at a time when the Officer, Director or Company employee was not in possession of Material Non-Public Information, (c) was approved in advance by the Company’s General Counsel, and (d) meets the requirements set forth in Section 3.4 hereof, including the waiting period between the date on which any Officer, Director or Company employee enters into a Pre-Arranged Trading Program agreement and the effective date of the Pre-Arranged Trading Program
f.“Short Sale” is the sale of securities where Company securities are not actually owned and where delivery on the sale is made with borrowed or subsequently purchased securities.

Back to Top

Page 7 of 7	The Mosaic Company